Exhibit (g)(1)
FORM OF INVESTMENT ADVISORY AGREEMENT
THIS AGREEMENT is made and entered into as of the ___ day of September, 2017 by and between USQ CORE REAL ESTATE FUND (the "Trust"), a Delaware statutory trust, and UNION SQUARE CAPITAL PARTNERS, LLC (the "Adviser"), a Delaware limited liability company registered under the Investment Advisers Act of 1940, as amended (the "Advisers Act").
WITNESSETH:
WHEREAS, the Trust is registered with the Securities and Exchange Commission (the "SEC") as a non-diversified, closed-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"), that operates as an interval fund pursuant to Rule 23c-3 under the 1940 Act;
WHEREAS, the Trust desires to retain the Adviser to furnish certain investment advisory services, as described herein; and
WHEREAS, the Adviser represents that it is willing and possesses legal authority to render such services subject to the terms and conditions set forth in this Agreement;
NOW, THEREFORE, the Trust and the Adviser do mutually agree and promise as follows:
1.   Appointment as Adviser.  The Trust hereby appoints the Adviser to act as investment adviser to the Trust, subject to the terms and conditions set forth in this Agreement. The Adviser hereby accepts such appointment and agrees to furnish the services hereinafter described for the compensation provided for in this Agreement.
2.   Duties of Adviser.
a.   Investment Management Services.
(i)   Subject to the supervision of the Trust's Board of Trustees (and except as otherwise permitted under the terms of any exemptive relief obtained by the Adviser from the SEC, or by rule or regulation), the Adviser will provide, or arrange for the provision of, a continuous investment program and overall investment strategies for the Trust, including investment research and management with respect to all securities and investments and cash equivalents in the Trust.  Under the supervision of the Board and pursuant to this Agreement and in accordance with the 1940 Act, the Adviser shall, during the term and subject to the provisions of this Agreement: carry out the investment and reinvestment of the net assets of the Trust; determine the composition and allocation of the portfolio of the Trust, the nature and timing of the changes therein and the manner of implementing such changes; identify, evaluate and negotiate the structure of the investments made by the Trust; execute, monitor and service the Trust's investments; determine the securities and/or other assets that the Trust shall purchase, retain, sell or exchange; perform due diligence on prospective investment managers (the "Investment Managers") and investment funds and/or assets (the "Investment Funds"); and provide the Trust with such other investment advisory, research and related services as the

Trust's Board may, from time to time, reasonably request or require for the investment of its assets. The Adviser will provide, or arrange for the provision of, the services under this Agreement in accordance with the stated investment policies and restrictions of the Trust as set forth in the Trust's current prospectus and statement of additional information as currently in effect and as supplemented or amended from time to time (collectively referred to hereinafter as the "Prospectus") and subject to the directions of the Trust's Board of Trustees.
(ii)   Subject to the provisions of this Agreement and the 1940 Act and any exemptions thereto, the Adviser is authorized to appoint one or more qualified subadvisers (each a "Subadviser") to provide the Trust with certain services required by this Agreement. Each Subadviser shall have such investment discretion and shall make all determinations with respect to the investment of the Trust's assets as shall be assigned to that Subadviser by the Adviser and the purchase and sale of portfolio securities with respect to those assets and shall take such steps as may be necessary to implement its decisions. The Adviser shall not be responsible or liable for the investment merits of any decision by a Subadviser to purchase, hold, or sell a security for the Trust.
(iii)   Subject to the supervision and direction of the Trustees, the Adviser shall (i) have overall supervisory responsibility for the general management and investment of the Trust's assets; (ii) determine the allocation of assets among the Subadvisers, if any; and (iii) have full investment discretion to make all determinations with respect to the investment of Trust assets not otherwise assigned to a Subadviser.
(iv)   The Adviser shall research and evaluate each Subadviser, if any, including (i) performing initial due diligence on prospective Subadvisers and monitoring each Subadviser's ongoing performance; (ii) communicating performance expectations and evaluations to the Subadvisers; and (iii) recommending to the Trust's Board of Trustees whether a Subadviser's contract should be renewed, modified or terminated. The Adviser shall also recommend changes or additions to the Subadvisers and shall compensate the Subadvisers.
(v)   The Adviser shall provide to the Trust's Board of Trustees such periodic reports concerning the Trust's  business and investments as the Board of Trustees shall reasonably request.
b.   Compliance with Applicable Laws and Governing Documents.  In the performance of its duties and obligations under this Agreement, the Adviser shall act in conformity with the Trust's Agreement and Declaration of Trust, as from time to time amended and/or restated, and Bylaws, as from time to time amended and/or restated, and the Prospectus and with the instructions and directions received from the Trustees of the Trust and will conform to and comply with the requirements of the 1940 Act, the Internal Revenue Code of 1986, as amended (the "Code") (including the requirements for qualification as a regulated investment company) and all other applicable federal and state laws and regulations.
The Adviser acknowledges and agrees that subject to the supervision and directions of the Trust's Board of Trustees, it shall be solely responsible for compliance with all disclosure requirements under all applicable federal and state laws and regulations relating to the Trust, including, without limitation, the 1940 Act, and the rules and regulations thereunder, except that each Subadviser shall have liability in connection with information furnished by the Subadviser to the Trust or to the Adviser.
c.   Consistent Standards.  It is recognized that the Adviser may perform various investment management and administrative services for entities other than the Trust; in connection with providing such services, the Adviser agrees to exercise the same skill and care in performing its services under this Agreement as the Adviser exercises in performing similar services with respect to the other fiduciary accounts for which the Adviser has investment responsibilities.
d.   Brokerage.  The Adviser is authorized, subject to the supervision of the Trust's Board of Trustees, (1) to establish and maintain accounts on behalf of the Trust with, and to place orders for the purchase and sale of assets not allocated to a Subadviser, with or through, such persons, brokers or dealers ("brokers") as the Adviser may select; and (2) to negotiate commissions to be paid on such transactions. In the selection of such brokers and the placing of such orders, the Adviser shall seek to obtain for the Trust the most favorable price and execution available, except to the extent the Adviser may be permitted to pay higher brokerage commissions for brokerage and research services, as provided below. In using its reasonable efforts to obtain for the Trust the most favorable price and execution available, the Adviser, bearing in mind the Trust's best interests at all times, shall consider all factors it deems relevant, including price, the size of the transaction, the nature of the market for the security, the amount of the commission, if any, the timing of the transaction, market prices and trends, the reputation, experience and financial stability of the broker involved, and the quality of service rendered by the broker in other transactions. Subject to such policies as the Trustees may determine, the Adviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused the Trust to pay a broker that provides brokerage and research services (within the meaning of Section 28(e) of the Securities Exchange Act of 1934, as amended) to the Adviser an amount of commission for effecting the Trust's investment transaction that is in excess of the amount of commission that another broker would have charged for effecting that transaction, if, but only if, the Adviser determines in good faith that such commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the overall responsibilities of the Adviser with respect to the accounts as to which it exercises investment discretion.
It is recognized that the services provided by such brokers may be useful to the Adviser in connection with the Adviser's services to other clients. On occasions when the Adviser deems the purchase or sale of a security to be in the best interests of the Trust as well as other clients of the Adviser, the Adviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be sold or purchased in order to obtain the most favorable price or lower brokerage commissions and efficient execution.  In such event, allocation of securities so sold or purchased, as well as the expenses incurred in the transaction, will be made by the Adviser in the manner the Adviser considers to be the most equitable and consistent with its fiduciary obligations to the Trust and to such other clients.

e.   Securities Transactions.  The Adviser will not purchase securities or other instruments from or sell securities or other instruments to the Trust; provided, however, the Adviser may purchase securities or other instruments from or sell securities or other instruments to the Trust if such transaction is permissible under applicable laws and regulations, including, without limitation, the 1940 Act, the Advisers Act and the rules and regulations promulgated thereunder or any exemption therefrom.
The Adviser agrees to observe and comply with Rule 17j-1 under the 1940 Act and the Trust's Code of Ethics, as the same may be amended from time to time.
f.   Books and Records. In accordance with the 1940 Act and the rules and regulations promulgated thereunder, the Adviser shall maintain separate books and detailed records of all matters pertaining to the Trust (the "Trust's Books and Records"), including, without limitation, a daily ledger of such assets and liabilities relating thereto and brokerage and other records of all securities transactions. The Adviser acknowledges that the Trust's Books and Records are property of the Trust. In addition, the Trust's Books and Records shall be available to the Trust at any time upon request and shall be available for telecopying without delay to the Trust during any day that the Trust is open for business.
3.   Non-Investment Advisory Services.  The Trust hereby employs the Adviser to provide certain non-investment advisory services for the Trust, subject to the direction of the officers and the Board of Trustees.  Specifically, the Adviser shall perform or arrange for the performance, as applicable, at its own expense (except as provided in Section 4 or unless otherwise agreed to by the Adviser and the Trust, in which case at the Trust's expense), the following services to the Trust on behalf of the Trust to the extent that any such services are not otherwise provided by any other service provider to the Trust:
a.   monitor and evaluate the services provided to the Trust by the Trust's custodian, transfer and dividend disbursing agents, printers, insurance carriers (as well as insurance agents and insurance brokers), independent public accountants, legal counsel and other persons and entities who provide similar services to the Trust;
b.   monitor the preparation of periodic reports and notices of distributions to shareholders of the Trust;
c.   coordinate, monitor and evaluate the daily pricing and valuation of the Trust's investment portfolio;
d.   monitor the Trust's compliance with recordkeeping requirements of applicable federal, state, and foreign laws and regulations;
e.   assist the Trust to comply with the provisions of applicable federal, state, and foreign tax laws and tax regulations;
f.   assist the Trust to comply with the provisions of applicable federal, state, local and foreign securities, organizational and other laws that govern the business of the Trust in respect of the Trust, including with respect to the preparation of registration statements and other materials in connection with the offering of the Trust's shares;

g.   monitor and coordinate the provision of trade administration oversight services to the Trust, including settlement oversight services, reconciliation services, collateral management oversight services, and similar services, including recommending corrective action;
h.   assist the Trust to conduct meetings of the Trust's shareholders if and when called by the Board;
i.   furnish such information to the Board as the Board may reasonably require in connection with the annual approval of this Agreement, and coordinate the provision of such other information as the Board may reasonably request; and
j.   provide the shareholders of the Trust with such information regarding the operation and affairs of the Trust, and their investment in its shares, as they or the Trust may reasonably request.
The Adviser accepts such employment and agrees to provide or coordinate the provision of the non-investment advisory services specified above in this Section 3 for the compensation provided in Section 5.  The Adviser is not required at its own expense to provide non-investment advisory services to the Trust under this Agreement except as specified in this Section 3.  The Adviser may provide additional non-investment advisory services, i.e., those not specified in this Section 3, for the benefit of the Trust subject to terms mutually agreed upon by the Trust and the Adviser.

Subject to approval or ratification by the Board of Trustees, the Adviser may delegate to one or more entities some or all of the services for the Trust described in this Section 3 for which the Adviser is responsible, provided that the Adviser will be responsible for supervising such entities and paying the compensation, if any, of such entities for such services to the Trust, except as otherwise agreed to by the Adviser and the Trust.

4.   Expenses.  During the term of this Agreement, the Adviser will pay all expenses incurred by it in connection with its activities under this Agreement other than the cost of securities, commodities and other investments (including brokerage commissions and other transaction charges, if any) purchased for the Trust. The Adviser shall, at its sole expense, employ or associate itself with such persons as it believes to be particularly fitted to assist it in the execution of its duties under this Agreement. The Adviser shall be responsible for the expenses and costs for the officers of the Trust and the Trustees of the Trust who are "interested persons" (as defined in the 1940 Act) of the Adviser.
It is understood that the Trust will pay all of its own expenses, including, without limitation, (1) all charges and expenses of any custodian or depository appointed by the Trust for the safekeeping of its cash, securities and other assets, (2) its share of expenses of the Investment Funds, including management fees to Investment Managers; (3) all charges and expenses paid to an administrator appointed by the Trust to provide administrative or compliance services, (4) the charges and expenses of any transfer agents and registrars appointed by the Trust, (5) the charges and expenses of independent certified public accountants and of general ledger accounting and internal reporting services for the Trust, (6) the charges and expenses of dividend and capital gain distributions, (7) the compensation and expenses of Trustees of the Trust who are not "interested persons" of the Adviser, (8) brokerage commissions and issue and transfer taxes chargeable to the Trust in connection with securities transactions to which the Trust is a party, (9) all taxes and fees payable by the Trust to federal, state or other governmental agencies, (10) the cost of stock certificates representing shares of the Trust, (11) all expenses of shareholders' and Trustees' meetings and of preparing, printing and distributing prospectuses and reports to shareholders, (12) charges and expenses of legal counsel for the Trust and legal counsel to the Trustees who are not "interested persons" (as defined in the 1940 Act) of the Trust in connection with legal matters relating to the Trust, including without limitation, legal services rendered in connection with the Trust's existence, financial structure and relations with its shareholders, (13) insurance and bonding premiums, (14) association membership dues, (15) bookkeeping and the costs of calculating the net asset value of shares of the Trust, and (16) expenses relating to the issuance, registration and qualification of the Trust's shares.
5.   Compensation.  For the services provided and the expenses assumed pursuant to this Agreement, the Trust agrees to pay to the Adviser a monthly fee in dollars at the annual rate of 0.65% (as a percentage of daily net assets) on assets up to $500 million, 0.50% on assets of $500 million and more but less than $1 billion, 0.40% on assets of $1 billion and more but less than $5 billion, and 0.30% on assets of $5 billion and more, payable at the end of each calendar month.  The Adviser may waive all or a portion of its fees provided for hereunder and such waiver shall be treated as a reduction in purchase price of its services.
The method of determining net assets of the Trust for purposes hereof shall be the same as the method of determining net assets for purposes of establishing the offering and repurchase price of the Shares as described in the Trust's Prospectus. If this Agreement shall be effective for only a portion of a month, the aforesaid fee shall be prorated for the portion of such month during which this Agreement is in effect.
Notwithstanding any other provision of this Agreement, the Adviser may from time to time agree not to impose all or a portion of its fee otherwise payable hereunder (in advance of the time such fee or portion thereof would otherwise accrue). Any such fee reduction may be discontinued or modified by the Adviser at any time.
6.   Representations and Warranties of Adviser. The Adviser represents and warrants to the Trust as follows:
a.   The Adviser is registered as an investment adviser under the Advisers Act;
b.   The Adviser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware with the power to own and possess its assets and carry on its business as it is now being conducted;
c.   The execution, delivery and performance by the Adviser of this Agreement are within the Adviser's powers and have been duly authorized by all necessary action on the part of its shareholders and/or trustees, and no action by or in respect of, or filing with, any governmental body, agency or official is required on the part of the Adviser for the execution, delivery and performance by the Adviser of this Agreement, and the execution, delivery and performance by the Adviser of this Agreement do not contravene or constitute a default under (i) any provision of applicable law, rule or regulation, (ii) the Adviser's governing instruments, or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon the Adviser; and
d.   The Form ADV of the Adviser provided to the Trust is a true and complete copy of the form, including that part or parts of the Form ADV filed with the SEC, that part or parts maintained in the records of the Adviser, and/or that part or parts provided or offered to clients, in each case as required under the Advisers Act and rules thereunder, and the information contained in such Form ADV is accurate and complete in all material respects and does not omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.
7.   Survival of Representations and Warranties; Duty to Update Information.  All representations and warranties made by the Adviser pursuant to Section 5 shall survive for the duration of this Agreement and the parties hereto shall promptly notify each other in writing upon becoming aware that any of the foregoing representations and warranties are no longer true.
8.   Liability and Indemnification.
a.   Liability.  In the absence of willful misfeasance, bad faith or gross negligence on the part of the Adviser or a reckless disregard of its duties hereunder, the Adviser shall not be subject to any liability to the Trust, for any act or omission in the case of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of Trust assets; provided, however, that nothing herein shall relieve the Adviser from any of its obligations under applicable law, including, without limitation, the federal and state securities laws.
b.   Indemnification.  The Adviser shall indemnify the Trust and its officers and trustees, for any liability and expenses, including attorneys' fees, which may be sustained as a result of the Adviser's willful misfeasance, bad faith, gross negligence, reckless disregard of its duties hereunder or violation of applicable law, including, without limitation, the federal and state securities laws.
9.   Duration and Termination.
a.   Duration.  This Agreement shall be effective as of the date first written above and shall continue in effect for two years.  If not sooner terminated, this Agreement shall continue in effect for successive periods of 12 months each thereafter; provided that such continuance is specifically approved at least annually by the Trust's Board of Trustees or by the "vote of a majority of the outstanding voting securities" (as defined in the 1940 Act) of the Trust; provided further that in either event its continuance also is approved by a majority of the Trust's Trustees who are not "interested persons" (as defined in the 1940 Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval.

b.   Termination.  Notwithstanding whatever may be provided herein to the contrary, this Agreement may be terminated at any time, without payment of any penalty:
(i)   by vote of a majority of the Trust's Board of Trustees, or by "vote of a majority of the outstanding voting securities" of the Trust (as defined in the 1940 Act), in each case, upon not more than 60 days' written notice to the Adviser; or
(ii)   By the Adviser upon not less than 60 days' written notice to the Trust.
This Agreement shall not be assigned (as such term is defined in the 1940 Act) and shall terminate automatically in the event of its assignment.
10.   Services Not Exclusive.  The services furnished by the Adviser hereunder are not to be deemed exclusive, and the Adviser shall be free to furnish similar services to others so long as its services under this Agreement are not impaired thereby. It is understood that the action taken by the Adviser under this Agreement may differ from the advice given or the timing or nature of action taken with respect to other clients of the Adviser, and that a transaction in a specific security may not be accomplished for all clients of the Adviser at the same time or at the same price.
11.   Amendment.  This Agreement may be amended by mutual consent of the parties, provided that the terms of each such amendment shall be in writing and approved by the Trust's Board of Trustees or by a vote of a majority of the outstanding voting securities of the Trust (as required by the 1940 Act).
12.   Confidentiality.  Subject to the duties of the Adviser and the Trust to comply with applicable law, including any demand of any regulatory or taxing authority having jurisdiction, the parties hereto shall treat as confidential all information pertaining to the Trust and the actions of the Adviser and the Trust in respect thereof.
13.   Notice.  Any notice that is required to be given by the parties to each other under the terms of this Agreement shall be in writing, delivered, or mailed postpaid to the other party, or transmitted by facsimile with acknowledgment of receipt, to the parties at the following addresses or facsimile numbers, which may from time to time be changed by the parties by notice to the other party:
a.   If to the Adviser:
Union Square Capital Partners, LLC
235 Whitehorse Lane, Suite 200
Kennett Square, PA 19348
Attn: Keith Downing
Phone:

b.   If to the Trust:
USQ Core Real Estate Fund
235 Whitehorse Lane, Suite 200
Kennett Square, PA 19348
Attn: Keith Downing
Phone:

14.   Jurisdiction.  This Agreement shall be governed by and construed to be in accordance with substantive laws of the State of Delaware without reference to choice of law principles thereof and in accordance with the 1940 Act. In the case of any conflict, the 1940 Act shall control.  Each of the parties hereto irrevocably and unconditionally confirms and agrees that it is and shall continue to be (i) subject to the jurisdiction of the state courts of the State of Delaware, and (ii) subject to service of process in the State of Delaware. Unless the parties consent in writing to the selection of an alternative forum, the exclusive jurisdiction for any actions, suits or proceedings arising out of or relating to this Agreement or the transactions contemplated by this Agreement shall be the state and federal courts located in the State of Delaware (the "Delaware Courts").  Each party hereto hereby irrevocably and unconditionally  (a) agrees not to commence any litigation relating thereto except in the Delaware Courts and (b) waives any objection to the laying of venue of any such litigation in the Delaware Courts and agrees not to plead or claim in any Delaware Court, by way of motion, as a defense, counterclaim or otherwise, that (i) such litigation brought therein has been brought in any inconvenient forum, (ii) it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.
15.   Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall together constitute one and the same instrument.
16.   Certain Definitions.  For the purposes of this Agreement, "interested person," "affiliated person," "assignment" shall have their respective meanings as set forth in the 1940 Act, subject, however, to such exemptions as may be granted by the SEC.
17.   Captions.  The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.
18.   Severability.  If any provision of this Agreement shall be held or made invalid by a court decision or applicable law, the remainder of the Agreement shall not be affected adversely and shall remain in full force and effect.
19.   The "Trustees of the Trust."  The term "Trustees of the Trust" refers to the Trustees as trustees but not individually or personally, acting from time to time under an Agreement and Declaration of Trust made and dated as of December 4, 2016, as has been or may be amended and/or restated from time to time, and to which reference is hereby made.
20.   No Third Party Beneficiaries.  This Agreement is for the exclusive benefit and convenience of the Trust and the Adviser and there are no third-party beneficiaries of this Agreement. Nothing contained herein shall be construed as granting, vesting, creating or conferring any direct, indirect, or derivative right of action, or any other right or benefit, upon past, present or future shareholders of the Trust or upon any other third party.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first written above.
ADVISER:
UNION SQUARE CAPITAL PARTNERS, LLC

By:
Name:	S. Timothy Grugeon
Title:	Chief Executive Officer

TRUST:
USQ CORE REAL ESTATE FUND

By:
Name:	S. Timothy Grugeon
Title:	Trustee, President and Chief Executive Officer